Exhibit 10.3

DEFERRED COMPENSATION PLAN
FOR DIRECTORS OF
MONEYGRAM INTERNATIONAL, INC.

AS AMENDED AND RESTATED ON APRIL 12, 2010
BUT EFFECTIVE APRIL 1, 2010

1.	ESTABLISHMENT OF PLAN.

On June 30, 2004, Viad Corp, a Delaware corporation, distributed to its stockholders (the Spin-Off) one share of common stock, $0.01 par value, of its wholly-owned subsidiary (MoneyGram International, Inc.) which has since owned and operated its financial services business (MoneyGram International, Inc. Common Stock) for each outstanding share of common stock of Viad Corp. Effective June 30, 2004, this unfunded plan of voluntary deferred compensation known as the “Deferred Compensation Plan for Directors of MoneyGram International, Inc.” (Plan) was established by MoneyGram International, Inc. in recognition of the valuable services provided to it by the individuals who serve as members of its Board of Directors. All references herein to the “Corporation” mean MoneyGram International, Inc. All Directors of the Corporation, except Directors receiving a regular salary as an employee of the Corporation or one of its subsidiaries, were eligible to participate in this Plan. Directors were permitted to elect to defer under this Plan any retainer or meeting attendance fee otherwise payable to him or her (Compensation) by the Corporation or by domestic subsidiaries of this Corporation (subsidiaries). Travelers Express Company, Inc., which, upon consummation of the Spin-Off became a wholly owned subsidiary of MoneyGram International, Inc., assumed and became solely responsible for all liabilities under the Deferred Compensation Plan for Directors of Viad. By action of the Board taken on December 17, 2004, deferrals made for years beginning on or after January 1, 2005 were permanently discontinued under this Plan and were instead continued under the 2005 Deferred Compensation Plan for Directors of MoneyGram International, Inc., the terms of which were intended to comply with the deferred compensation provisions under Section 409A of the Internal Revenue Code (the “Code”). Effective April 1, 2010, the value of the stock units credited to each Director’s account shall be converted to the cash value of such stock units based on the per share closing price of the Common Stock on the New York Stock Exchange on April 1, 2010 as reported in the consolidated transaction reporting system. Thereafter, such accounts shall be increased (or decreased) for earnings, gains or losses based on one or more investment options in which such accounts are deemed invested in accordance with this Section 3 of the Plan.

2.	EFFECTIVE DATE.

This Plan became effective on June 30, 2004.

3.

CREDITS TO ACCOUNTS.

Prior to April 1, 2010, Compensation deferred hereunder pursuant to a deferral election was credited to such Director’s account in the form of cash, in the form of stock units, or in a combination of cash and stock units pursuant to the percentage of the form of deferral specified by the Director in the deferral election. Effective April 1, 2010, the value of the stock units credited to each Director’s account shall be converted to the cash value of such stock units based on the per share closing price of the Common Stock on the New York Stock Exchange on April 1, 2010 as reported in the consolidated transaction reporting system. Thereafter, such accounts shall be increased (or decreased) for earnings, gains or losses based on one or more investment options in which such accounts are deemed invested in accordance with this Section 3 of the Plan.

Each plan period shall commence on January 1 and end on December 31 (a Plan Period). Each quarterly valuation date shall be the last business day of each calendar quarter of the Plan Period (a Valuation Date). Notional earnings, gains, or losses on the unpaid balance of the accounts, if any, will be credited as soon as administratively practicable following each quarterly Valuation Date based upon one or more alternative investment options in which the accounts may be deemed invested by the Human Resources and Nominating Committee (the Committee). After distribution of an account commences pursuant to Section 5, earnings, gains, or losses shall accrue on the unpaid balance thereof in the same manner until the entire balance of the account has been paid. The Committee may designate from time to time one or more alternative investment options in which the accounts may be deemed invested. Such deemed investment options may include any investment which the Committee deems appropriate, including, but not limited to, fixed interest credits, notional mutual fund(s), an investment index or no investment adjustment at all.

4.	ACCOUNTING.

No fund or escrow deposit shall be established by any deferred Compensation payable pursuant to this Plan, and the obligation to pay deferred Compensation hereunder shall be a general unsecured obligation of the Corporation, payable out of its general account, and deferred Compensation shall accrue to the general account of the Corporation. However, the Controller of the Corporation shall maintain an account and properly credit Compensation to each such account, and keep a record of all sums which each participating Director has elected to have paid as deferred Compensation and earnings, gains, or losses accrued thereon.

5.	PAYMENT FROM DIRECTORS’ ACCOUNTS.

A. After a Director ceases to be a director of the Corporation, the aggregate amount of deferred compensation credited to a Director’s account, together with earnings, gains, or losses accrued thereon, shall be paid in a lump sum or, if the Director elects, in substantially equal quarterly, semi-annual, or annual installments over a period of years, not greater than ten (10), specified by the Director. Furthermore, with respect to each Director who is also a non-employee Director of Viad Corp, a participant shall not be considered, for purposes of the Plan, to have ceased to be a Director of the Corporation unless he or she is neither a Director of the Corporation nor a Director of Viad Corp. Such election must be made by written notice delivered to the Secretary of the Corporation prior to December 31 of the year preceding the year in which, and at least six months prior to the date on which, the Director ceases to be a director. The first installment (or the lump sum payment) shall be made promptly following the date on which the Director ceases to be a Director of the Corporation, and any subsequent installments shall be paid promptly at the beginning of each succeeding specified period until the entire amount credited to the Director’s account shall have been paid. If the participating Director dies before receiving the balance of his or her deferred compensation account, then payment shall be made in a lump sum to any beneficiary or beneficiaries which may be designated, as provided in paragraph B of this Section 6, or in the absence of such designation, or, in the event that the beneficiary designated by such Director shall have predeceased such Director, to such Director’s estate.

B. Each Director who elects to participate in this Plan may file with the Secretary of the Corporation a notice in writing designating one or more beneficiaries to whom payment shall be made in the event of such Director’s death prior to receiving payment of any or all of the deferred Compensation hereunder.

C. Notwithstanding the foregoing provisions of this Section 5, if a Director incurs a separation from service (within the meaning of Section 409A of the Code) from MoneyGram International, Inc. and has an account balance less than the dollar limit prescribed under Section 402(g)(1)(B) of the Code, then the Director’s entire account balance shall be distributed as soon as administratively practicable after the Director incurs a separation from service from MoneyGram International, Inc. The terms of this subsection C are intended to comply with the limited cashout feature under Section 1.409A-3(j)(4)(v) of the Treasury Regulations, and, therefore, for the purpose of determining the grandfathered status of this Plan with respect to Section 409A of the Code, pursuant to Section 1.409A-6(a)(4)(i)(E) of the Treasury Regulations, the addition of this limited cashout feature by the 2010 Restatement is not intended to be a material modification.

6.	CHANGE OF CONTROL.

For purposes of this Plan, a “Change of Control” shall mean any of the following events:

(a) An acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a Person) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either: (1) the then outstanding shares of Common Stock of the Corporation (the Outstanding Corporation Common Stock) or (2) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of Directors (the Outstanding Corporation Voting Securities); excluding, however the following: (A) any acquisition directly from the Corporation or any entity controlled by the Corporation other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Corporation or any entity controlled by the Corporation, (B) any acquisition by the Corporation, or any entity controlled by the Corporation, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any entity controlled by the Corporation or (D) any acquisition pursuant to a transaction which complies with clauses (1), (2) and (3) of Section 7(c); or

(b) A change in the composition of the Board such that the individuals who, as of the effective date of the Plan, constitute the Board (such Board shall be hereinafter referred to as the Incumbent Board) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 7(b) that any individual, who becomes a member of the Board subsequent to the effective date of the Plan, whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board, (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board, or

(c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation (a Corporate Transaction) excluding, however, such a Corporate Transaction pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such Corporate Transaction (the Prior Shareholders) beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding             shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of Directors, as the case may be, of the Corporation or other entity resulting from such Corporate Transaction (including, without limitation, a corporation or other entity which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, (2) no Person (other than the Corporation or any entity controlled by the Corporation, any employee benefit plan (or related trust) of the Corporation or any entity controlled by the Corporation or such corporation or other entity resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of Common Stock of the Corporation or other entity resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such Corporation or other entity entitled to vote generally in the election of Directors except to the extent that such ownership existed prior to the Corporate Transaction and (3) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the Board of Directors of the Corporation resulting from such Corporate Transaction; and further excluding any disposition of all or substantially all of the assets of the Corporation pursuant to a spin-off, split-up or similar transaction (a Spin-off) if, immediately following the Spin-off, the Prior Shareholders beneficially own, directly or indirectly, more than 80% of the outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of both entities resulting from such transaction, in substantially the same proportions as their ownership, immediately prior to such transaction, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities; provided, that if another Corporate Transaction involving the Corporation occurs in connection with or following a Spin-off, such Corporate Transaction shall be analyzed separately for purposes of determining whether a Change of Control has occurred;

(d) The approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

If a Change of Control occurs, a lump sum cash payment shall be made to each Director participating in the Plan of the aggregate current balance accrued to the Director’s deferred compensation account on the date of the Change of Control, notwithstanding any other provision herein. Any notice by a Director to change or terminate his or her election to defer Compensation or before the date of the Change of Control shall be effective as of the date of the Change of Control, notwithstanding any other provision herein.

7.	NONALIENATION OF BENEFITS.

No right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to alienate, sell, assign, pledge, encumber or charge the same shall be void. To the extent permitted by law, no right or benefit hereunder shall in any manner be attachable for or otherwise available to satisfy the debts, contracts, liabilities or torts of the person entitled to such right or benefit.

8.	APPLICABLE LAW.

The Plan will be construed and enforced according to the laws of the State of Delaware; provided that the obligations of the Corporation shall be subject to any applicable law relating to the property interests of the survivors of a deceased person and to any limitations on the power of the person to dispose of his or her interest in the deferred Compensation.

9.

AMENDMENT OR TERMINATION OF PLAN.

The Board of Directors of the Corporation may amend or terminate this Plan at any time, provided, however, any amendment or termination of this Plan shall not affect the rights of participating Directors or beneficiaries to payments, in accordance with Section 5 or 6, of amounts accrued to the credit of such Directors or beneficiaries at the time of such amendment or termination.